Exhibit 15

INFORMATION REGARDING RS PROPERTIES AND THE SANDS ENTITIES

RS Properties I LLC (“RS Properties”)
40 Wall Street
26th floor
New York, New York 10005

RS Properties is an independent investment fund making investments in, among other things, real estate and securities. John Lack is the sole officer and manager of RS Properties.

Sands Brothers Venture Capital, LLC (“SBVC I”), (ii) Sands Brothers Venture Capital II LLC (“SBVC II”), (iii) Sands Brothers Venture Capital III LLC (“SBVC III”), (iv) Sands Brothers Venure Capital IV LLC (“SBVC IV”), (v) Critical Capital Growth Fund, L.P. (“Critical Capital” and together with SBVC I, Sands II, SBVC III, SBVC IV and Critical Capital, the “Critical Capital Entities”)
90 Park Avenue
31st Floor
New York, New York 10016

The principal business of the Critical Capital Entities is that of a private investment entity engaging in the purchase and sale of securities. Steven Sands is a manager of each of SB Venture Capital Management LLC, SB Venture Capital Management II LLC, SB Venture Capital Management III LLC and SB Venture Capital Management IV LLC, each a New York limited liability company and each the member-manager of SBVC I, SBVC II, SBVC III and SBVC IV, respectively.